EXHIBIT 99.1

PRESS RELEASE

VisualMED System Live at Southwest Regional Rehabilitation Center

MONTREAL--(BUSINESS WIRE)--Nov. 7, 2005--VisualMED Clinical Solutions Corporation ("The Company")(NASDAQ OTC BB:VMCS - News) announces that the implementation of its flagship Clinical Information System at Southwest Regional Rehabilitation Center of Battle Creek, Michigan has now been completed. The hospital-wide implementation extends to a local community pharmacy for prescription validation, and interfaces to existing legacy software applications supplied by CPSI and Cardinal Health Corp.

"The system is working exactly according to specifications, including the particular institutional protocols of Southwest Regional," says Barry Scharf, VisualMED Chief Operating Officer." And even more important, the integration of our software with existing systems at the hospital is working seamlessly." Implementation staff are now off to Kansas to begin installation of a second VisualMED System, just within the past two months. Presentations of the system have already been scheduled at 3 additional hospitals in the Midwest to coincide with the Kansas implementation.

The VisualMED system serves as a single biometric portal for access to hospital intranet content, as an interactive record of all prescription activities and doctors' and nurses' notes, and as a repository for all clinical data at the site. The format of VisualMED documentation helps therapists and other clinical staff to chart rapidly and accurately, while meeting regulatory requirements.

The Southwest Regional Rehabilitation Center is an independent, privately held, not-for-profit Acute Medical Rehabilitation facility accredited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and the Council of Professional Services Accreditation of the American Speech-Language-Hearing Association. The Center's interdisciplinary team is comprised of professionals in the areas of rehabilitation nursing, physical therapy, occupational therapy, recreational therapy, aquatic therapy, audiology, speech/language pathology, medical social work and sports medicine. The center provides specialized comprehensive rehabilitation therapy services for all age groups.

About VisualMED and its products

VisualMED Clinical Solutions Corp. is a leading provider of clinical informatics solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and reduce operating costs. A key component of its interactive electronic patient record, VisualMED decision support with computerized physician order entry (CPOE), plays an important part in a new agenda to promote greater patient safety and reduce the morbidity and mortality associated with medication error. The company is involved in major government initiatives on three continents to modernize hospitals and healthcare delivery.

Detailed information on our company and its products is available on our web site at www.visualmedsolutions.com.

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.

Contact:

VisualMED Clinical Solutions Corp.

Barry Scharf

COO

(514) 274-1115 ext. 108